July 25, 2003
                                                           ADVANTEST CORPORATION
                                   Shinjuku NS Bldg., 4-1 Nishi-Shinjuku 2-chome
                                                       Shinjuku-ku, Tokyo, JAPAN
                                   (Toshio Maruyama, Representative Director and
                                      President of Corporate Executive Officers)
                                    (Stock Code Number: 6857, TSE first section)

CONTACT:
Hiroshi Nakamura
(Manager, Accounting Department)
Phone: +81-(0)3-3342-7500

     Notice Regarding Additional Appointment of Certified Public Accountant



Notice is hereby provided that Advantest Corporation (the "Company") has decided to appoint an additional outside auditor to conduct accounting audits for the Company pursuant to Paragraph 1 of Article 193-2 of the Securities Exchange Law of Japan. The appointment, as detailed below, was approved by the Company's Board of Directors on July 25, 2003.



     1.  Reason for the Additional Appointment

         As part of the reorganizations taking place in the international accounting industry, the division formerly responsible for auditing the Company's consolidated financial statements at Shin Nihon & Co., the Company's current independent outside auditor, has recently been spun off to form an independent firm, Azsa & Co.

         In order to ensure continuity in auditing, the Company will appoint Azsa & Co. as its independent outside auditor in addition to Shin Nihon & Co. to conduct accounting audits for the Company.


     2.  Name of the Newly Appointed Auditing Firm

         Name of firm:     Azsa & Co.

         Location:         4th Floor, Hibiya Kokusai Building

                           2-2-3 Uchisaiwaicho, Chiyoda-ku, Tokyo


     3.  Effective Date for the Appointment: July 25, 2003